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                                                           EXHIBIT (n)



                              ASSET MANAGEMENT FUND

                                MULTI-CLASS PLAN


         WHEREAS, the Asset Management Fund (the "Fund") is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act") with authorized separate series ("Portfolios");

         WHEREAS, Shay Financial Services, Inc. serves as the principal underwriter and distributor for the Fund;

         WHEREAS, as described in its prospectus, the Money Market Portfolio has established multiple classes enabling the Portfolio to offer investors the option of purchasing shares directly or through a cash sweep program; and

         WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.

         NOW, THEREFORE, the Fund, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Multi-Class Plan as follows:

         1. Each class of shares of the Money Market Portfolio will represent interests in the same portfolio of investments, and be identical in all respects to each other class of the Portfolio, except as set forth below. The only differences among the various classes of shares of the same Portfolio will relate solely to: (a) different distribution fee payments associated with any Distribution Plan for a particular class of shares and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different shareholder services fees associated with the Shareholder Services Agreement; and (c) different class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one class of shares of a Portfolio upon approval by a majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund.

         2. Under this Multi-Class Plan, certain expenses may be attributable to a Portfolio, but not to a particular class thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Expenses that are attributable to a particular Portfolio, but not to a particular class thereof, will be borne by each class of such series on the basis of the


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relative aggregate net assets of the classes. Notwithstanding the foregoing, the distributor, the investment manager or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act.

              A class of shares may be permitted to bear expenses that are directly attributable to such class including: (a) any distribution fees associated with the Distribution Plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto); (b) any shareholder services fees associated with the Shareholder Services Agreement attributable to such class; and (d) any class expenses determined by the Trustees to be attributable to such class.

         3. To the extent exchanges are permitted, shares of any class of a Portfolio will be exchangeable with shares of the same class of another Portfolio as described in the prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

         4. Dividends paid by a Portfolio as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution fees, shareholder services fees and class expenses allocated to a class will be borne exclusively by that class.

         5. Any distribution arrangement of a Portfolio, including distribution fees, will comply with Article III, Section 26, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

         6. All material amendments to this Plan must be approved by a majority of the members of the Fund's Board of Trustees, including a majority of the board members who are not interested persons of the Fund.

Dated:  July 22, 1999




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